Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional Managed Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the Large Cap Fund, Small Cap Fund, and Real Return Fund, three of the funds comprising the SEI Institutional Managed Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 29, 2009